Exhibit 10.5

April 28, 2025

Mr. Satyavrat Shukla

125 Lyman Road

Milton, MA 02186

Dear Mr. Shukla:

As was discussed with you, your employment with Spero Therapeutics, Inc. (the “Company”) is ending. This letter is to summarize the terms of the separation package that the Company is offering you as a result of your separation from employment. Please read this Agreement (the “Agreement”), which includes a general release, carefully. If you are willing to agree to its terms, please sign in the space provided below and return it to me so that your separation benefits can begin.

1.
Separation. Your employment with the Company will terminate on May 2, 2025 (the “Separation Date”) pursuant to Section 2(b)(ii)(C) of the Amended and Restated Employment Agreement entered into between you and the Company dated as of August 1, 2023 (the “Employment Agreement”).
2.
Notice Pay. Regardless of whether you choose to sign this Agreement, the Company will pay you in a lump sum an amount equal to the balance of your thirty (30) day notice period following the Separation Date and based on your notice date of April 22, 2025 pursuant to Section 2(b)(ii)(C) of the Employment Agreement on the next regular payroll date following the Separation Date.
3.
Resignation as Director. On the Separation Date, pursuant to Section 1(b) of the Employment Agreement, you will resign your membership on the Company’s Board of Directors by submitting to the Board a letter of resignation in the form attached as Appendix A.
4.
No Further Benefits. After the Separation Date, unless otherwise provided in this Agreement, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by, the Company to its employees. You will receive, under separate cover, information concerning your right (if any) to continue your health insurance benefits after that date in accordance with COBRA.
5.
Severance Benefits. In compliance with the promises made herein and in the event you sign this Agreement and return it to me on or after the Separation Date and within the time period set forth in the Agreement and do not revoke your acceptance pursuant to Section 12 of this Agreement, the Company will also provide you with the following severance pay and benefits (the “Severance Benefits”) in accordance with the terms of the Employment Agreement and that certain

Mr. Satyavrat Shukla

April 28, 2025

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Agreement between you and the Company dated as of November 13, 2024 (the “Retention Agreement”):
a.
Continued Salary. Pursuant to Section 4(e)(i) of the Employment Agreement, the Company will pay you severance as a continuation of payments in an amount equal to your current base salary for a twelve (12) month period (the “Severance Period”), which will equal $615,825.00 (Six Hundred Fifteen Thousand Eight Hundred Twenty-Five Dollars and No Cents), less all customary and required taxes and employment-related deductions (the “Severance”), in accordance with Company’s normal payroll practices and commencing with the first reasonably practicable payroll cycle after the expiration of the revocation period set forth in Section 12; provided, however, that in the event that the Company consummates a Change of Control (as defined in the Employment Agreement) during the Severance Period, in a situation to which Section 5(f) below does not apply, the unpaid portion of the Severance will be paid in a lump sum amount, less all customary and required taxes and employment-related deductions, on the closing date of the Change of Control.
b.
Target Bonus. The Company will pay you the gross amount of $307,912.50 (Three Hundred Seven Thousand Nine Hundred Twelve Dollars and Fifty Cents), less all customary and required taxes and employment-related deductions, representing your target bonus for 2025, which will be paid to you when the Company pays the 2025 annual bonuses to its employees in the first quarter of 2026 but in any event no later than March 15, 2026; provided, however, that in the event that the Company consummates a Change of Control (as defined in the Employment Agreement) prior to the date the Company pays the 2025 annual bonuses to its employees, in a situation to which Section 5(f) below does not apply, payment will be made on the closing date of the Change of Control.
c.
COBRA Continuation. Pursuant to Section 4(e)(iii) of the Employment Agreement, provided that you are eligible for and properly elect to continue your medical coverage under COBRA, the Company shall continue to provide Executive medical insurance coverage to the same extent that such insurance continues to be provided to similarly situated executives at the time of your termination with the cost of the regular premium for such benefits shared in the same relative proportion by Company and you as in effect on the last day of employment until the earlier to occur of (i) May 31, 2026 and (ii) the date on which you become eligible for coverage under the group medical plan of a subsequent employer. Thereafter, you will be required to pay the full cost of any COBRA coverage for the remainder of the COBRA period. You agree to promptly notify the Company if you become eligible for coverage under the group medical plan of a subsequent employer during the time period that the Company is contributing towards the cost of your COBRA premiums.
d.
Retention Bonus. Pursuant to Section 5 of the Retention Agreement, the Company will pay you any unpaid portion, as of the Separation Date, of $452,813.00 (Four Hundred Fifty Two Thousand Eight Hundred Thirteen Dollars and No Cents), less all customary and required taxes and employment-related deductions, representing two-thirds of the Retention Bonus otherwise payable under the Retention Agreement. The Company will pay this amount in a lump sum on the payroll date on which the Company commences payment of the Severance.

Mr. Satyavrat Shukla

April 28, 2025

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e.
Release Condition. You understand and agree that you would not receive the Severance Benefits specified in Section 4 above, except for your execution of this Agreement, your non-revocation of your acceptance of this Agreement and the fulfillment of the promises contained in this Agreement.
f.
Change in Control. If within ninety (90) days following the Separation Date the Company either (i) consummates a Change of Control (as defined in the Employment Agreement) or (ii) executes a definitive agreement the consummation of which would result in a Change of Control and the Company subsequently consummates that Change in Control, the Company will in lieu of the Severance Benefits provided under Sections 5(a), (b) and (c) of this Agreement pay or provide you with the severance payments and benefits set forth in Section 4(f) of the Employment Agreement (for the avoidance of doubt, payments and benefits provided for in Section 4(f)(i) of the Employment Agreement shall be calculated using your base salary in effect as of the Separation Date). The lump sum severance amount will be paid less all customary and required taxes and employment-related deductions on the first payroll date following the closing date of the Change of Control, provided that the lump sum severance payment will be reduced by the amounts previously paid to you under Section 5(a) and (b) of this Agreement, and the Company will extend to October 31, 2026 the COBRA benefit set forth in Section 5(c) of this Agreement, subject to earlier termination in accordance with the terms of Section 5(c) of this Agreement. For clarity, if the Company pays you the benefits payable under Section 4(f) of the Employment Agreement, you will no longer be entitled to the target bonus for 2025. The Company will also ensure in any Change of Control that you receive the same treatment in the underlying transaction that all other of the Company’s directors receive with respect to indemnification rights and D&O tail coverage.
g.
Attorneys’ Fees. The Company will reimburse you for the attorneys’ fees you incur in connection with the review and negotiation of this Agreement, subject to a cap of $15,000.00. You agree that your attorney will invoice this matter separately from any other legal representation for which you are being reimbursed attorneys’ fees and provide the Company with a Form W-9 as a condition of reimbursement.
6.
Equity Awards. Appendix B sets forth the equity awards that the Company granted to you that remain outstanding, the type of award, the grant date, the number of shares subject to the award, and the current number of shares vested as of the Separation Date. As of the Separation Date, all stock options and restricted stock units covering shares of the Company’s Common Stock awarded to you pursuant to the Company’s 2017 Stock Incentive Plan, as amended (the “Plan”), that remain unvested as of the Separation Date will cease to vest and be forfeited as of the Separation Date, subject to the treatment provided for them in the event of a Change of Control as set forth in Section 5(f). You will have ninety (90) calendar days to exercise vested options following the Separation Date to the extent permitted under the terms of the Plan and the applicable option award agreement.

Mr. Satyavrat Shukla

April 28, 2025

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7.
Indemnification and Advancement in Connection with SEC Matter. The Company acknowledges that you made a valid request for advancement under your Employment Agreement, which incorporates by reference the Company’s Indemnification Agreement, as well as under the provisions of the Company’s Certificate of Incorporation and Bylaws (such provisions and obligations, collectively, the “Indemnification and Advancement Obligations”) in connection with the investigation by the Securities and Exchange Commission, In the Matter of Spero Therapeutics Inc., B-03570, including the Wells Notice provided to the Company and you in connection with that investigation, and all subsequent or related Proceedings (as that term is defined in the Indemnification and Advancement Obligations), or any claim, issue or matter raised therein (including, without limitation, enforcement actions, lawsuits, or Proceedings brought by governmental bodies or private parties related to those matters) (collectively, the “SEC Matter”). The Company confirms your rights under the Indemnification and Advancement Obligations concerning the SEC Matter in full, and the Company will continue to advance your fees in connection with the SEC Matter and to indemnify you against any losses and expenses indemnifiable thereunder.
8.
Continuing Obligations.
(a)
Restrictions. You previously executed a Proprietary Information, Inventions Assignment and Restrictive Covenants Agreement between the Company and Executive, dated December 10, 2020 (the “Restrictive Covenant Agreement”). The Restrictive Covenant Agreement remains in full force and effect and survives the termination of your employment with the Company in accordance with its terms. You will honor and abide by the terms and provisions of the Restrictive Covenant Agreement.
(b)
No Disparagement. You will not make any statements that are disparaging about, or adverse to, the interests or business of the Company and its officers, directors, employees including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company (including its officers, directors, employees, and direct or indirect shareholders). The Company will similarly direct its directors and its named executive officers to not make any statements that are disparaging about, or adverse to, you, your interests or your business. This restriction will not restrict your ability, the ability of the Company or the ability of any of the Company’s directors or named executive officers to testify truthfully under oath pursuant to subpoena or other legal process.
9.
General Release. In consideration of the payments to be made by the Company to you as set forth in Section 5 above and the promises contained in this Agreement, you voluntarily and of your own free will hereby release, forever discharge and hold harmless the Company, its successors, predecessors and assigns, and its parents, subsidiaries, divisions and affiliates and each of their present or former officers, directors, trustees, employees, agents and insurers (the “Released Parties”) from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, (“Claims”) as of the date of your execution of this Agreement. This general release includes, but is not limited to: (i) Claims arising out of or in any way connected with your employment with the Company and the termination of that employment; (ii) Claims arising out of or in any way connected with the Employment Agreement, the Retention Agreement, that certain letter between you and the Company dated as of January 10,

Mr. Satyavrat Shukla

April 28, 2025

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2025, or any other written agreement between you and the Company; (iii) Claims arising out of or related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; and (iv) Claims arising under any federal, state or local law, statute, or cause of action including, but not limited to any alleged violations of the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act (“GINA”); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. § 2101 et seq.; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; and any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. In addition, if any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other releasee identified in this Agreement is a party.

FOR THE AVOIDANCE OF DOUBT, THIS GENERAL RELEASE IS INTENDED TO RELEASE ANY AND ALL CLAIMS YOU MAY HAVE UNDER THE MASSACHUSETTS WAGE ACT OR ANY OTHER STATE LAWS AND IS INTENDED TO RESOLVE ANY AND ALL DISPUTES RELATED TO WAGES, COMMISSIONS, OR OTHER COMPENSATION.

Notwithstanding the foregoing, you are not waiving any Claims that you may have: (a) to vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) to pursue claims which by law cannot be waived by signing this Agreement; (d) for indemnification and advancement of fees and expenses as an officer or director of the Company that you have under the Indemnification and Advancement Obligations, and under insurance policies held by the Company providing directors and officers coverage; (e) your rights as a shareholder of the Company; (f) to enforce this Agreement; or (g) to challenge the validity of this Agreement.

Mr. Satyavrat Shukla

April 28, 2025

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10.
Re-Affirmation. Following your initial execution and non-revocation of this Agreement, which, to the extent set forth in Section 9, will operate to fully and finally release any and all claims you may have against the Released Parties through the date you execute this Agreement, you will be required to re-execute and re-affirm this Agreement in accordance with this Section. No earlier than the Separation Date and no later than twenty-one (21) days after the Separation Date, you will re-execute and re-affirm this Agreement on the signature line as set forth below. You agree that your re-execution and re-affirmation of this Agreement will, to the extent set forth in Section 9, operate to fully and finally release any and all claims you may have against the Released Parties through the date of re-execution and re-affirmation (the “Re-Execution Date”). You may revoke your assent to the re-execution and re-affirmation within seven (7) days after the Re-Execution Date (the eighth day following your re-execution and re-affirmation, the “Re-Affirmation Date”). Notice of such revocation shall be made as set forth in Section 9 above. If you fail to re-execute and re-affirm this Agreement in accordance with this Section, you shall not be entitled to the benefits set forth in Section 5 and any benefits previously provided shall be void and rescinded.
11.
Protected Activities. Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.
12.
Confidentiality. You agree to keep the terms and existence of this Agreement confidential and not to disclose the contents, the facts and circumstances surrounding its execution or relating to any disagreement or dispute you have or believe you have with the Company with respect to your employment or the termination thereof to anyone; provided, however, that (i) you may disclose this Agreement and its contents to members of your immediate family, provided that prior to such disclosure, you inform family members that they are also bound by confidentiality (and you are responsible for any disclosure by your family members), (ii) you may disclose this Agreement and such contents as may be required in the course of obtaining legal advice with respect to the rights and obligations created hereby including to your attorney, (iii) you may disclose such contents as may be required in the preparation of federal, state or local tax returns, including to accountants and business and tax advisors, (iv) you may disclose any facts necessary

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to receive Medicare, Medicaid, or other public benefits to which you may be entitled; (v) you may initiate, testify, assist, comply with a subpoena from or participate in any manner with an investigation conducted by a federal, state or local government agency; and (vi) you may make any necessary disclosures to enforce this Agreement or as otherwise required by law.
13.
Return of Confidential Information. You affirm as of the Separation Date that you have returned to the Company all keys, files, records (and copies thereof), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment. You understand that the Company would not provide you with the monies and benefits under this Agreement but for your reaffirmation of these obligations. You further understand and agree that your obligations under this Section are material terms of this Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this Section. Notwithstanding the foregoing, the Company shall maintain reasonable access to you and your counsel of any documents, databases, or information made available to you and your counsel in connection with the SEC Matter and shall maintain that access until all proceedings involving you concerning the SEC Matter are fully resolved, subject to (i) you entering into any reasonable confidentiality agreement that may be requested by the Company, in its sole discretion, (ii) you providing the Company reasonable notice of any such request, and (iii) any restrictions that may be applied by the Company, in its sole discretion, with respect to maintaining attorney-client privilege or third-party confidentiality obligations.
14.
Rights Under the ADEA; Consideration Period. You acknowledge that by signing this Agreement you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act, as amended. You also acknowledge that Severance Benefits provided in exchange for the waiver and release herein is in addition to anything of value to which you were already entitled if you did not sign this Agreement. The Company advises you to review this Agreement with an attorney or other advisors of your choice before you sign and return this Agreement to the Company. You further acknowledge that your waiver and release under this Agreement does not apply to any rights or claims that may arise after the date you sign this Agreement. You are afforded a period of up to 60 calendar days from the date of this Agreement to consider the meaning and effect of this Agreement. You are advised to consult with an attorney, and you acknowledge that you have had the opportunity to do so. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original 60-day consideration period for the separation proposal made to you. If you do not sign and return this Agreement within the 60-day consideration period, the Company’s offer to provide you with the monies and/or other benefits set forth herein will expire.

Mr. Satyavrat Shukla

April 28, 2025

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15.
Revocation Right. You may revoke this Agreement for a period of seven (7) calendar days following the day you execute this Agreement. Any revocation within this period must be submitted, in writing, to Maegan Deare, Senior Director, Corporate Legal Affairs, and state, “I hereby revoke my acceptance of the Agreement.” The revocation must be personally delivered to Spero Therapeutics, Inc., 675 Massachusetts Avenue, 14th Floor, Cambridge, MA 02139, or both emailed (MDeare@sperotherapeutics.com) and mailed to Maegan Deare by first class mail and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
16.
Governing Law; Disputes. To the extent permitted by law, this Agreement, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Agreement. You agree that any claims or causes of action which arise out of or relate in any way to this Agreement shall be instituted and litigated only in, and you voluntarily submit to the jurisdiction over your person by, the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction). You and the Company waive the right to a trial by jury with respect to any such claims or causes of action or other proceeding.
17.
No Wages Due. Except for any unpaid accrued wages through the Separation Date which will be timely paid, you affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits are due to you, except as provided in this Agreement. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
18.
No Admission of Liability. You agree that neither this Agreement, nor the furnishing of consideration for this Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company of any liability, wrongdoing, or unlawful conduct of any kind.

Mr. Satyavrat Shukla

April 28, 2025

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19.
Entire Agreement. This Agreement, which includes a general release, together with the Indemnification and Advancement Obligations, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties, other than any post-employment obligations you have under any agreement you have with the Company relating to inventions, non-disclosure of confidential and proprietary information, non-solicitation and/or non-competition, which you agree to fully comply with to the fullest extent permitted by law. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Agreement, except those set forth herein.
20.
Modification. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable consistent with the intent of the parties, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if the general release in Section 9 or the reaffirmation thereof in Section 10 is found to be invalid, you agree to execute a valid release of the claims that are the subject of this Agreement and/or are referred to in the general release in Section 9 and 10 above.
21.
Successors and Assigns. This Agreement and each Party’s obligations hereunder (including the Indemnification and Advancement Obligations) will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company and your respective heirs, successors and assigns.
22.
Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned, or faxed signature shall be treated the same as an original.

The Company would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

/s/ Frank Thomas
Frank Thomas
Chairperson of the Board

Mr. Satyavrat Shukla

April 28, 2025

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You have been advised in writing that you have a period of up to 60 calendar days to consider this Agreement and to consult with an attorney prior to the execution of this Agreement.

Having elected to execute this Agreement, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Section 5 above, you freely and knowingly, and after due consideration, enter into this Agreement by signing below intending to waive, settle, and release all claims (including, without limitation, any claims under the Age Discrimination in Employment Act of 1967) you have or might have against the Company and the other Released Parties.

/s/ Satyavrat Shukla
Satyavrat Shukla

RE-AFFIRMATION

(TO BE SIGNED NO EARLIER THAN THE SEPARATION DATE AND NO LATER THAN 21 DAYS AFTER SEPARATION DATE)

You have been advised to consult with an attorney prior to the execution of this Agreement. The Agreement is re-affirmed and re-executed by:

Re-Affirmed, Agreed and Acknowledged:

Satyavrat Shukla

Date

APPENDIX A

NOTICE OF RESIGNATION AS DIRECTOR

May 2, 2025

Spero Therapeutics, Inc.

675 Massachusetts Avenue, 14th Floor

Cambridge, MA 02139

Attention: Board of Directors

Ladies and Gentlemen:

I hereby resign as a Director of Spero Therapeutics, Inc (the “Company”) and from all positions that I may hold as a director of any subsidiary or affiliate of the Company in each case effective as of the date of this letter.

/s/Satyavrat Shukla
Satyavrat Shukla

APPENDIX B

OUTSTANDING EQUITY AWARDS

as of June 30, 2025

Award Date	Award Type	Shares Subject to Award	Exercise Price	Vested/Released Shares	Unvested Shares
1/4/2021	Option	75,000	$17.93	75,000	0
2/1/2022	Option	29,048	$11.18	24,207	4,841
2/1/2022	Option	24,142	$11.18	20,118	4,024
8/25/2021	Restricted Stock Units	24,067	N/A	18,050	6,017
2/1/2022	Restricted Stock Units	38,014	N/A	28,511	9,504
2/1/2023	Restricted Stock Units	265,967	N/A	132,984	132,984
8/1/2023	Restricted Stock Units	266,000	N/A	66,500	199,500
2/1/2024	Restricted Stock Units	679,501	N/A	169,875	509,626
2/3/2025	Restricted Stock Units	751,407	N/A	0	751,407

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<NUM>>v.<<VER>> \* MERGEFORMAT 528251255v.9